Exhibit 99.1

PARAFIN CORPORATION CONFIRMS BANKING CAPACITY OF BUYER ON AGREEMENT TO SELL 1,200,000 METRIC TONS OF DIESEL #2 IN THAILAND.

Palm Springs, CA, September 11, 2006, ParaFin Corporation (OTCBB stock Symbol: PFNC):On September 11, 2006, ParaFin Corporation (the Company) has received a Bank-to-Bank confirmation of the transaction and financial capacity for the Re-Sale of 1,200,000 Metric Tons of High Speed Diesel #2 from Rayong Purifier Public Company Ltd., as the (Buyer”).

Rayong Purifier Public Company Ltd., is Public Company trading in the Thailand Exchange with a holdings of (7) refinery operations and rated in the TOP 100 companies in Thailand. The companies are proceeding to exchange all information for the issuance of a Documentary-Letter-Credit and Stand-By-Letter-Credit to support a sales agreement for a (12) twelve month period value at an excess of USD$52,000,000 per month.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward looking statements are further qualified by other factors including, but not limited to those, set forth in the company’s Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

ParaFin Corporation

Telephone:	(877) 613-3131	Facsimile:	(866) 613-3131
Internet Web Site: www.parafincorp.com	E-Mail: ceo@parafincorp.com